                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
               (Exact name of registrant as specified in charter)

                DISTRICT OF COLUMBIA                                      52-089-1669
           (State or other jurisdiction of                   (I.R.S. Employer Identification No.)
           incorporation or organization)

                             2201 COOPERATIVE WAY
                           HERNDON, VIRGINIA 22071
                                (703) 709-6700
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                        JOHN JAY LIST, GENERAL COUNSEL
           NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
                             2201 COOPERATIVE WAY
                           HERNDON, VIRGINIA 22071
                                (703) 709-6700
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                     COPIES TO:
       MARK L. WEISSLER                                      THOMAS R. BROME
MILBANK, TWEED, HADLEY & MCCLOY                          CRAVATH, SWAINE & MOORE
    1 CHASE MANHATTAN PLAZA                                 825 EIGHTH AVENUE
   NEW YORK, NEW YORK 10005                             NEW YORK, NEW YORK 10019

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/

                        CALCULATION OF REGISTRATION FEE
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
                                                             PROPOSED              PROPOSED
            TITLE OF EACH                                    MAXIMUM                MAXIMUM            AMOUNT OF
         CLASS OF SECURITIES            AMOUNT TO BE      OFFERING PRICE           AGGREGATE          REGISTRATION
           TO BE REGISTERED             REGISTERED(1)      PER UNIT(2)         OFFERING PRICE(2)          FEE
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Debt Securities and/or Warrants to
  Purchase Debt Securities............  $500,000,000           100%               $500,000,000          $172,414

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(1) Expressed as the principal amount of Debt Securities, or in the case of
    Original Issue Discount Securities, the offering price thereof.

(2) Estimated solely for purposes of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 429 OF THE COMMISSION UNDER THE SECURITIES ACT OF 1933, THE WITHIN PROSPECTUS RELATES TO DEBT SECURITIES REGISTERED HEREBY AND TO DEBT SECURITIES PREVIOUSLY REGISTERED BY REGISTRATION STATEMENT NO. 33-58445.

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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION, JUNE 11, 1996
PROSPECTUS

                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION

                        DEBT SECURITIES AND/OR WARRANTS
                          TO PURCHASE DEBT SECURITIES
                            ------------------------

     National Rural Utilities Cooperative Finance Corporation ("CFC" or the "Company") intends to issue from time to time debt securities (the "Securities") each of which will be a direct, unsecured obligation of the Company and which will be offered to the public on terms determined by market conditions at the time of sale, and/or Warrants to purchase Securities (the "Warrants"). The Company may sell Securities and Warrants for proceeds up to $623,599,000, or the equivalent thereof if any of the Securities or Warrants are denominated in a foreign currency or a currency unit, (i) directly to purchasers, (ii) through agents designated from time to time which initially are Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, or
(iii) through underwriters or a group of underwriters which may include Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     The Securities may be issued in registered form without coupons, in a form registered as to principal only with or without coupons, in bearer form with or without coupons or any combination thereof. In addition, all or a portion of the Securities may be issued in temporary or definitive global form. Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Limitations on Issuance of Bearer Securities".

     The Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal (including any premium) and any interest on the Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The specific designation, aggregate principal amount, currency, currencies or currency unit or units in which the principal, premium, if any, or interest, if any, is payable, authorized denominations, purchase price, maturity, rate (or method of calculation) and time of payment of any interest, any redemption terms, any listing on a securities exchange, or other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in the accompanying Prospectus Supplement and in a supplement thereto relating to the specific Offered Securities (together, the "Prospectus Supplement"), together with the terms of offering of the Offered Securities. With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Offered Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration and other terms of such Warrant. Warrants may be sold in units with Securities or in separate offerings, as specified in a Prospectus Supplement.

     For a discussion of certain United States Federal income tax consequences, see "United States Taxation".

     A discussion of certain other United States Federal tax matters applicable to the Offered Securities may be set forth in the Prospectus Supplement relating to the Offered Securities.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES OR WARRANTS UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE   , 1996

     IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ---------------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 at the prescribed rates. In addition, certain of the Company's securities are listed on, and reports and other information concerning the Company can also be inspected at, the New York Stock Exchange, 20 Broad Street, New York, NY 10005.
                             ---------------------
                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus.

          1. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, as amended.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended August 31, 1995, November 30, 1995 and February 29, 1996.

          3. The Company's Current Reports on Form 8-K dated September 11, 1995, September 29, 1995, January 4, 1996 and March 29, 1996.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Securities, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge upon written or oral request by any person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to Steven L. Lilly, Senior Vice President and Chief Financial Officer, National Rural Utilities Cooperative Finance Corporation, Woodland Park, 2201 Cooperative Way, Herndon, VA 22071. Telephone requests may be directed to (703) 709-6700.
                             ---------------------
     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.

                                  THE COMPANY

     National Rural Utilities Cooperative Finance Corporation ("CFC" or the "Company") was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. The principal purpose of CFC is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members ("Utility Members") to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members ("Service Members") to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members, and in addition has provided loans or guarantees through National Cooperative Services Corporation ("NCSC") in connection with certain lease transactions of its members. Also, through Rural Telephone Finance Cooperative ("RTFC"), a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. In addition, through Guaranty Funding Cooperative, ("GFC"), a controlled affiliate of CFC established in 1991, CFC provides financing for members to refinance their debt to the Federal Financing Bank of the United States Treasury ("FFB"). CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, VA 22071 and its telephone number is (703) 709-6700.

     CFC's 1,046 members as of May 31, 1995, included 903 Utility Members, virtually all of which are consumer-owned cooperatives, 72 Service Members and 71 associate members. The Utility Members included 838 distribution systems and 65 generation and transmission ("Power Supply") systems operating in 46 states and U.S. territories. At December 31, 1994, CFC's member systems served approximately 12.2 million consumers, representing service to an estimated 32.0 million ultimate users of electricity, and owned approximately $66.5 billion (before depreciation of $19.4 billion) in total utility plant.

     CFC's long-term loans to Utility Members generally have 35-year maturities. They are made primarily in conjunction with concurrent RUS loans and are generally secured ratably with RUS's loans by a common mortgage on substantially all the Utility Member's property (including revenues). Interest rates on these loans are either fixed or variable. Fixed rates are offered weekly based on CFC's overall cost of long-term capital and may be obtained for any period from one to 30 years. Variable rates are adjusted monthly in line with changes in CFC's cost of short-term funds.

     CFC makes short-term unsecured line-of-credit loans and secured intermediate-term loans with up to five-year maturities. Rates on these loans may be adjusted semi-monthly in line with changes in CFC's short-term cost of funds. The intermediate-term loans are generally made to Power Supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through RTFC. Such loans are long-term fixed or variable rate loans with maturities not exceeding 15 years and short-term loans.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally obligated to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage (often joint with RUS) on the system's property or, in the case of a lease transaction, on the leased property. Holders of $1,200.1 million of the guaranteed pollution control debt (at May 31, 1995) have the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan and guarantee losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At May 31, 1995, the allowance was $205.6 million. At May 31, 1995, CFC's ten largest borrowers, which were all Power Supply members, had outstanding loans totaling $381.8 million (excluding $380.0 million of loans guaranteed by RUS), which represented approximately 5.5% of CFC's total loans outstanding. As of May 31, 1995, outstanding guarantees for these same ten largest borrowers totaled $2,051.8 million, which represented 79.3% of CFC's total guarantees outstanding, including guarantees of the maximum amounts of lease obligations at such date. On that date, no member had loans and guarantees outstanding in excess of 10% of the aggregate amount of CFC's outstanding loans and guarantees; however, one of the ten largest borrowers, Deseret Generation & Transmission Co-operative ("Deseret"), was in financial difficulty. At May 31, 1995, Deseret accounted for 1.9% of loans outstanding (excluding loans guaranteed by RUS) and 12.5% of guarantees outstanding and represented 26.6% of total Members' Equity, Members' Subordinated Certificates and the allowance for loan and guarantee losses.

     CFC fixed charge coverage ratio:

NINE MONTHS ENDED                                                YEAR ENDED MAY 31,
FEBRUARY 29, 1996     ---------------------------------------------------------------------------------------------------------
   (UNAUDITED)              1995                  1994                  1993                  1992                  1991
- -----------------     -----------------     -----------------     -----------------     -----------------         --------
       1.12                        1.13                  1.13                  1.16                  1.14                  1.14

     Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses. The ratio for the nine months ended February 29, 1996 may not be representative of the ratio for the full fiscal year ending May 31, 1996.

                                USE OF PROCEEDS

     Except as may be otherwise provided in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be available for making loans to members, the repayment of short-term borrowings, the refinancing of existing long-term debt and for other corporate purposes. The Company expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                           DESCRIPTION OF SECURITIES

     The following description of the Securities summarizes certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities and the extent, if any, to which such general provisions may apply to any series of Securities will be described in the Prospectus Supplement relating to such series.

     The Securities are to be issued under an Indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 between the Company and Harris Trust and Savings Bank, as successor Trustee (as so supplemented, the "Indenture"). The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder.

     The statements under this heading are subject to the detailed provisions of the Indenture and the Securities. Whenever particular provisions of the Indenture and the Securities or terms defined therein are referred to, such provisions or definitions are incorporated by reference herein as a part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

     The Securities may be issued in fully registered form without coupons ("Registered Securities"), or in a form registered as to principal only with or without coupons or in bearer form with or without coupons ("Bearer Securities") or any combination thereof. Securities may also be issued in temporary or definitive global bearer form. Unless otherwise specified in the Prospectus Supplement accompanying the Offered Securities, the Securities will be only Registered Securities. The Securities denominated in U.S. dollars will be issued, unless otherwise set forth in the Prospectus Supplement accompanying the Offered Securities, in denominations of $1,000 or an integral multiple thereof for Registered Securities, and in denominations of $5,000 or an integral multiple thereof for Bearer Securities.

     The Securities will be direct, unsecured obligations of the Company.

     If any of the Securities are sold for any foreign currency or currency unit or if principal of (or premium, if any) or any interest on any of the Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. Offered Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. See "United States Taxation--U.S. Holders--Original Issue Discount" for a discussion of certain Federal income tax considerations with respect to any such Original Issue Discount Securities.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (i) the title and the limit, if any, on the aggregate principal amount of Offered Securities; (ii) the percentage of their principal amount at which the Offered Securities will be sold; (iii) the date or dates on which the Offered Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Securities will bear interest or the method of determining such rate or rates; (v) the date or dates from which such interest, if any, shall accrue and the date or dates at which such interest, if any, will be payable; (vi) the place where the principal of (and premium, if any) and the interest, if any, on the Offered Securities will be payable; (vii) the terms for redemption for early payment, if any, including any mandatory or optional sinking fund or analogous provision; (viii) the principal amount of the Offered Securities which are Original Issue Discount Securities payable upon declaration of acceleration of the maturity of the Offered Securities; (ix) the means of satisfaction and discharge of the Indenture with respect to the Offered Securities; (x) any deletions or modifications of or additions to the Events of Default or covenants of the Company; (xi) the currency, currencies or currency unit or units for which the Offered Securities may be purchased and the currency, currencies or currency unit or units in which the payment of principal of (and premium, if any) and interest, if any, on such Offered Securities will be made and, if the Company or the Holders of Offered Securities may elect for such payment in a currency, currencies or currency unit or units other than that in which the Offered Securities are stated to be payable, then the period or periods within which, and the terms and conditions upon which, such election may be made and, if the amount of such payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the Offered Securities are stated to be payable, then the manner in which such amounts shall be determined; (xii) whether the Offered Securities will be issued in registered form without coupons, in a form registered as to principal only with or without coupons, in bearer form with or without coupons, including temporary and definitive global form, or any combination thereof and the circumstances, if any, upon which such Offered Securities may be exchanged for Offered Securities issued in a different form; (xiii) whether and under what circumstances the Company will pay additional amounts to any Holder of Offered Securities who is not a United States person (as defined under "United States Taxation") in respect of any tax, assessment or governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem rather than pay additional amounts; (xiv) whether the covenants described below under "Restriction on Indebtedness" will not apply to the Offered Securities; and (xv) any other terms of the Offered Securities not inconsistent with the Indenture. (Section 301)

EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. No service charge will be made for any registration of transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 305)

     Unless otherwise specified in the applicable Prospectus Supplement, Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed Bank of Montreal Trust Company as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Securities. (Section 1002)

     In the event of any redemption in part, the Company will not be required to: (i) issue, register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (a) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Section
301) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the office of Bank of Montreal Trust Company in the Borough of Manhattan, The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Offered Securities that are issuable solely as Registered Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Offered Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, unless otherwise indicated in an applicable Prospectus Supplement, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in certain circumstances) and (ii) a Paying Agent in a Place of Payment located outside the United States where Bearer Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) or any interest on any Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Security or coupon will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 1003)

RESTRICTION ON INDEBTEDNESS

     The Company may not incur any Superior Indebtedness or make any optional prepayment on any Capital Term Certificate if, as a result, the principal amount of Superior Indebtedness outstanding, less a principal amount thereof equal to the principal amount of Government or Government Insured Obligations (as defined in the Indenture) held by the Company, thereafter or on any future date would exceed 20 times the sum of the Members' equity in the Company at the time of determination plus the principal amount of Capital Term Certificates outstanding at the time of determination or at such given future date, as the case may be. The principal amounts of Superior Indebtedness and Capital Term Certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 1007) "Superior Indebtedness" means all indebtedness of the Company (including all guarantees by the Company of indebtedness of others) except Capital Term Certificates. A "Capital Term Certificate" is defined for the purposes of the Indenture as a note of the Company substantially in the form of the capital term certificates of the Company outstanding on the date of the Indenture and any other indebtedness having substantially similar provisions as to subordination. As of February 29, 1996, the Company had $8,376,355,000 outstanding of Superior Indebtedness and within the restrictions of the Indenture was permitted to have outstanding an additional $21,736,425,000 of Superior Indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company, without the consent of the Holders of any of the Outstanding Securities, may consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any Person provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation assumes the Company's obligations under the Indenture and the Securities issued thereunder;
(iii) immediately after giving effect to the transaction, no Event of Default (as defined below under "Events of Default, Notice and Waiver") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may, without the consent of any Holders of Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Securities of any series, changing or eliminating any restriction on the manner or place of payment of principal of or interest on Bearer Securities or, provided such action shall not adversely affect the interests of the Holders of any series of Securities in any material respect, curing ambiguities or inconsistencies in the Indenture or making other provisions with respect to matters arising under the Indenture. (Section 901)

     The Indenture contains provisions permitting the Company, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the

Indenture or modifying the rights of the Holders of the Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all the Outstanding Securities affected thereby, among other things: (i) change the maturity of the principal of, or any installment of principal of or interest on, any of the Securities; (ii) reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon; (iii) reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity; (iv) change the currency, currencies or currency unit or units in which any of the Securities or any premium or interest thereon is payable; (v) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture; (vi) impair the right to institute suit for the enforcement of any payment on or after the applicable maturity date; (vii) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; or (viii) with certain exceptions, to modify the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 902)

WAIVER OF CERTAIN COVENANTS

     The Indenture provides that the Company may omit to comply with certain restrictive covenants (including that described above under "Restriction on Indebtedness") if the Holders of not less than a majority in principal amount of all series of Outstanding Securities affected thereby (acting as one class) waive compliance with such restrictive covenants. (Section 1009)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An Event of Default in respect of any series of Securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the Indenture to be: (i) a default for 30 days in the payment of any installment of interest upon any of the Securities of such series when due; (ii) a default in the payment of principal of (or premium, if any, on) any of the Securities of such series when due; (iii) a default in the deposit of any sinking fund payment when the same becomes due by the terms of the Securities of such series; (iv) a default in the performance, or breach, of the covenant of the Company described above under "Restrictions on Indebtedness" which shall not have been remedied for a period of 60 days after such default has become known to an officer of the Company; (v) a default by the Company in the performance, or breach, of any of its other covenants or warranties in the Indenture which shall not have been remedied for a period of 60 days after notice from the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series; (vi) certain events of bankruptcy, insolvency or reorganization of the Company; and (vii) such other events as may be specified for each series. (Section 501)

     The Indenture provides that if an Event of Default specified therein in respect of any series of Outstanding Securities shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal (or, if such Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such Securities) of all of the Outstanding Securities of such series to be immediately due and payable. (Section 502)

     The Indenture provides that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series, provided that such Trustee may act in any way that is not inconsistent with such directions and may decline to act if any such direction is contrary to law or to the Indenture or would involve such Trustee in personal liability. (Section 507)

     The Indenture provides that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all of the Outstanding Securities of such series waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or any interest on any of the Securities of such series or (ii) in respect of a covenant or provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holders of all of the Outstanding Securities of such series affected thereby. (Section 508)

     The Indenture contains provisions entitling the Trustee, subject to the duty during an Event of Default in respect of any series of Securities to act with the required standard of care, to be indemnified by the Holders of the Securities of such series before proceeding to exercise any right or power at the request of the Holders of the Securities of such series. (Sections 601 and
603)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Securities, give to the Holders of the Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund or purchase fund installment with respect to, any of the Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Securities of such series; and provided, further, that such notice shall not be given until at least 60 days after the occurrence of an Event of Default regarding the performance, or breach, of any covenant or warranty of the Company other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the Securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Securities of such series. (Section 602)

     The Indenture requires the Company to file annually with the Trustee a certificate, executed by two officers of the Company, indicating whether the Company is in default under the Indenture. (Section 1008)

MEETINGS

     The Indenture contains provisions for convening meetings of the Holders of Securities of a series if Securities of that series are issuable as Bearer Securities. (Section 1201) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1202) Persons entitled to vote a majority in principal amount of the Outstanding Securities of a series shall constitute a quorum at a meeting of Holders of Securities of such series, except that in the absence of a quorum, a meeting, called by the Company or the Trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the Outstanding Securities of such series shall constitute a quorum. Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above under "Modification of the Indenture", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of (i) the Holders of a majority in principal amount of the Outstanding Securities of that series and (ii) 66 2/3% in aggregate principal amount of Outstanding Securities of such series represented and voting at the meeting; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of (i) the Holders of such specified percentage in principal amount of the Outstanding Securities of that series and (ii) a majority in principal amount of Outstanding Securities of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indenture expressly provides may be given by the Holders of a specified percentage of Outstanding Securities of all series affected thereby (acting as one class), only the principal amount of Outstanding Securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of Outstanding Securities of all series affected thereby favoring such action. (Section 1204)

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders of Bearer Securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in such Bearer Securities and will be mailed to such Persons whose names and addresses were previously filed with the Trustee, within the time prescribed for the giving of such notice. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register. (Section 106)

TITLE

     Title to any Bearer Security (including any Bearer Security in temporary or definitive global bearer form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF SECURITIES AND COUPONS

     Any mutilated Security and any Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such mutilated Security or Security with a mutilated coupon to the Trustee. Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the Trustee of the Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (Section 306)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At the request of the Company, the Indenture will cease to be in effect as to the Company (except for certain obligations to register the transfer or exchange of Securities and hold moneys for payment in trust) with respect to the Securities when all such Securities have been cancelled by the Trustee, or, in the case of Securities and coupons not delivered to the Trustee for cancellation, (i) such Securities or coupons have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and, in each case, the Company has deposited with the Trustee, in trust, money, and, in the case of Securities and coupons denominated in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) or, in the case of Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency units or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the dates such payments are due in accordance with the terms of the Offered Securities, or (ii) such Securities or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 401)

     Unless the Prospectus Supplement relating to the Offered Securities provides otherwise, the Company at its option (a) will be Discharged (as such term is defined in the Indenture) from any and all obligations in respect of the Offered Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described above under "Restriction on Indebtedness"), in each case after the Company deposits with the Trustee, in trust, money, and, in the case of Securities and coupons denominated in U.S. dollars, U.S. Government Obligations or, in the case of Securities and coupons denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the dates such payments are due in accordance with the terms of the Offered Securities. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Offered Securities to recognize income, gain or loss for United States federal income tax purposes and that the Holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance has not occurred. (Section 403)

     At the request of the Company, the Trustee will deliver or pay to the Company any U.S. Government Obligations, Foreign Government Securities or money deposited, for the purposes described in the preceding two paragraphs, with the Trustee by the Company and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount thereof which would then have been required to be deposited for such purposes. In addition, the Trustee, in exchange for, simultaneously, other U.S. Government Obligations, Foreign Government Securities or money, will deliver or pay to the Company, at the Company's request, U.S. Government Obligations, Foreign Government Securities or money deposited with the Trustee for the purposes described in the preceding two paragraphs, provided that, in the opinion of a nationally-recognized firm of independent public accountants, immediately after such exchange the obligations, securities or money then held by the Trustee will be in such amount as would then have been required to be deposited with the Trustee for such purposes. (Section 403)

GOVERNING LAW

     The Indenture, the Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

THE TRUSTEE

     Harris Trust and Savings Bank, Chicago, Illinois is the Trustee under the Indenture.

                            DESCRIPTION OF WARRANTS

     The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and one or more banking institutions or trust companies as Warrant Agents (each a "Warrant Agent"). A form of Warrant Agreement will be filed as an exhibit to the Registration Statement prior to the issuance of any Warrant.

GENERAL

     Warrants, evidenced by Warrant Certificates (the "Warrant Certificates"), may be issued under a Warrant Agreement independently or together with any Offered Securities and may be attached to or separate from such Offered Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any, including the currency, currencies or currency unit or units in which such price will be payable; (ii) the designation, aggregate principal amount and terms of the Offered Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Offered Securities with which the Warrants are issued and the number of Warrants issued with each such Offered Security; (iv) if applicable, the date on and after which the Warrants and the related Offered Securities will be separately transferable; (v) the principal amount of Offered Securities purchasable upon exercise of one Warrant and the price or prices at which, and the currency, currencies or currency unit or units in which such principal amount of Offered Securities may be purchased upon exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) United States Federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or unregistered form or both; and (ix) any other terms of the Warrants.

     Warrant Certificates, if any, may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of Holders of Offered Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture) and are not entitled to payments of principal (or premium, if any), or interest, if any, on such Offered Securities.

EXERCISE OF WARRANTS

     Warrants may be exercised by surrendering the Warrant Certificate, if any, at the corporate trust office or other designated office of the Warrant Agent, with the form of election to purchase on the reverse side of the Warrant Certificate, if any, properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon exercise of Warrants, the Warrant Agent will, as soon as practicable, deliver the Offered Securities issuable upon the exercise of the Warrants in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate, if any, are exercised, a new Warrant Certificate will be issued for the remaining amount of unexercised Warrants, if sufficient time exists prior to the expiration date.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to Bearer Securities. These limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a Bearer Security, will be set forth in any Prospectus Supplement providing for the issuance of Bearer Securities.

                             UNITED STATES TAXATION

     The following is a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of Registered Securities. The summary reflects present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, and it does not describe all of the tax considerations that may be relevant to a prospective purchaser. The summary addresses only original purchasers of the Securities that hold the Securities as capital assets. It does not address U.S. federal income tax issues relevant to purchasers subject to special rules, such as banks, securities dealers, life insurance companies, controlled foreign corporations, persons holding Securities in connection with a hedge or persons having a functional currency other than the U.S. dollar. The summary does not consider the tax consequences of Securities with terms other than those described in this Prospectus. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISERS ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES UNDER THE LAWS OF THE UNITED STATES AND OTHER JURISDICTIONS WHERE PURCHASERS ARE SUBJECT TO TAXATION.

     For the purposes of this discussion, "U.S. Holder" means (i) a beneficial owner of the Securities that is a citizen or resident of the United States, a corporation or partnership organized in or under the laws of the United States, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source or (ii) any other beneficial owner as to which income from the Securities is effectively connected with the conduct of a trade or business within the United States. The term "Non-U.S. Holder" refers to any beneficial owner of the Securities other than a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST

     Interest on a Security generally will be taxable to a U.S. Holder as ordinary interest income at the time of receipt or accrual in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Special rules for the interest on Securities with original issue discount are described below.

     ORIGINAL ISSUE DISCOUNT

     The following is a summary of the U.S. federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Securities issued with original issue discount ("OID"). The following summary is based on sections 1271 through 1273 and section 1275 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and on certain final regulations of the U.S. Department of Treasury issued in 1994 (the "Final OID Regulations") interpreting these provisions. Additionally, the summary includes a discussion of proposed regulations issued in December 1994 relating principally to contingent payment debt instruments issued with OID (the "Proposed OID Regulations").

     General. A U.S. Holder of a Security issued at a discount with a maturity of more than one year after the date of issue must include OID in income over the term of the Security. The U.S. Holder generally must include in gross income for the taxable year the sum of the daily portions of OID that accrue on the Security for each day during the year on which such holder held the Security. Accordingly, a U.S. Holder will be required to include amounts attributable to OID in income before receiving cash attributable to that income.

     A Security has OID for U.S. federal income tax purposes to the extent that the Security's stated redemption price at maturity exceeds its issue price. The issue price of a Security is the initial offering price at which a substantial amount of the Securities is sold to the public (excluding bond houses, brokers or similar persons). The stated redemption price of a Security is the total of all payments due on the Security other than payments of "qualified stated interest." A Security is not treated as issued at a discount, however, if the discount is less than 1/4 of 1 percent of the Security's stated redemption price at maturity multiplied by the number of complete years to maturity ("de minimis original issue discount"). A Security that bears interest for any accrual period at a rate below the rate for the remaining term of the Security (e.g., a Security with a "teaser rate") also will not be treated as issued at a discount solely on account of that feature if the foregone interest is less than 1/4 of 1 percent of the Security's adjusted stated redemption price multiplied by the number of complete years to maturity.

     Qualified stated interest is interest that is payable unconditionally in cash or in property (other than debt of the issuer) at least annually at either
(a) a single fixed rate that appropriately takes into account the length of the interval between payments or (b) certain variable rates.

     To determine the daily portions of original issue discount, original issue discount accruing during an accrual period is divided by the number of days in the period. Except as described below under "Variable Rate Securities," the amount of original discount accruing during an accrual period is determined by using a constant yield to maturity method. The accrued amount for any period is the excess of (i) the product of the Security's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of a Security at the beginning of any accrual period generally equals the issue price of the Security increased by the aggregate amount of original issue discount that accrued on that Security in all prior accrual periods and reduced by the amount of payments in prior accrual periods other than payments of qualified stated interest.

     A U.S. Holder of a Security issued at a discount that purchases the Security for more than the Security's adjusted issue price but less than the Security's stated redemption price at maturity may reduce the daily portions of original issue discount includible in gross income by daily portions of the acquisition premium paid for the Security.

     Variable Rate Securities. Special rules apply to the U.S. Holder of a Security that bears interest at certain types of variable rates (a "Variable Rate Security"). For these purposes, a Variable Rate Security is one that bears interest at the current values of (i) one or more "qualified floating rates,"
(ii) a single fixed rate followed by one or more qualified floating rates, (iii) a single "objective rate" or (iv) a single fixed rate and an objective rate that is a qualified inverse floating rate. A qualified floating rate is any floating rate the variations in which reasonably can be expected to measure contemporaneous variations in the cost of newly-borrowed funds (e.g., LIBOR). An objective rate is a rate, other than a qualified floating rate, determined by a single formula that is fixed throughout the term of the Security and is based on
(i) one or more qualified floating rates (e.g., a multiple of a qualified floating rate or the inverse of a qualified floating rate), (ii) one or more rates each of which would be a qualified floating rate for a Security denominated in a currency other than the currency in which the Security is denominated, (iii) the yield or the changes in the price of one or more items of actively traded personal property (other than stock or debt of the Company or a related party), (iv) a combination of rates described above in (i), (ii), or
(iii), or (v) other rates designated from time to time by the Internal Revenue Service. The Proposed OID Regulations provide that an objective rate is any rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not be considered an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Security's term. A qualified inverse floating rate is a fixed rate minus a qualified floating rate whose variations can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. A fixed rate for an initial period of less than one year followed by a qualified floating rate or an objective rate together constitute a single qualified floating objective rate if the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate.

     In general, to compute the accrual of OID on a Variable Rate Security, the Final OID Regulations convert the Variable Rate Security into a fixed rate debt instrument and then apply the general rules discussed above to the deemed fixed rate debt instrument. If a Variable Rate Security provides for stated interest at either a single qualified floating rate or objective rate that is unconditionally payable at least annually, (a) all stated interest with respect to the Variable Rate Security is treated as qualified stated interest and (b) the amount of OID, if any, is determined under the rules applicable to fixed rate debt instruments discussed above by assuming that the Variable Rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date of the Variable Rate Security, of the qualified floating rate or the qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Rate Security.

     If the Variable Rate Security does not provide for stated interest as described in the preceding paragraph, to determine the amounts of interest and OID accruals, an "equivalent fixed rate debt instrument" must be constructed. The equivalent fixed rate debt instrument has terms that are identical to those provided under the Variable Rate Security, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the qualified floating rates or objective rate provided under the Variable Rate Security. The fixed rate substitute (a) for each qualified floating rate is the value of each such rate as of the issue date of the Variable Rate Security (with appropriate adjustment for any differences in intervals between interest adjustment dates),
(b) for a qualified inverse floating rate is the value of the qualified inverse floating rate as of the issue date of the Variable Rate Security and (c) for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Variable Rate Security. The amounts of qualified stated interest and OID, if any, are determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments as described above and are taken into account as if the holder of the Security held the equivalent fixed rate debt instrument. Qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest of the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period. Otherwise, this increase or decrease is an adjustment to OID for the accrual period. If the Variable Rate Security provides for interest at a qualified floating rate or qualified inverse floating rate and also provides for stated interest at a single fixed rate (other than a single fixed rate for an initial period of less than one year that is intended to approximate the value of the qualified floating or objective rate), in constructing the equivalent fixed rate debt instrument, such a Variable Rate Security is treated as if it provided for a qualified floating rate (or qualified inverse floating rate, as the case may be) instead of the fixed rate, which qualified floating (or inverse floating) rate is such that the Variable Rate Security would have the same fair market value as of its issue date. The foregoing rules do not apply, and a Security is treated as a Contingent Payment Security (defined below), if its issue price exceeds the total of noncontingent principal payments by more than the lesser of
(i) the product of .015, the total noncontingent principal payments and the number of complete years to maturity (or a lesser amount if principal is payable in installments) and (ii) 15 percent of the total noncontingent principal payments.

     Optional Redemption. For purposes of determining the yield of a Security, the Company will be presumed to exercise any right to redeem a Security before its stated maturity or to extend the maturity of a Security if exercise would reduce the yield on the Security. Likewise, the holder will be presumed to exercise any right to require the redemption of a Security or to extend the maturity of the Security if exercise would increase the yield on the Security. If the Security is not actually redeemed on the date when the option was presumed to have been exercised, the Security will be treated only for purposes of determining yield as having been reissued at a price equal to that Security's adjusted issue price on that date with a term based on the original final maturity of the Security.

     Short-Term Securities. U.S. Holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize original issue discount on Securities maturing within one year of original issuance until they receive payments on the Securities. Taxpayers on the accrual method, regulated investment companies, common trust funds, and certain others, however, must accrue original issue discount on such short-term Securities on a straight-line basis unless they elect to accrue the discount on a constant yield basis with daily compounding. The original issue discount on a short-term Security is the amount by which the total principal and interest payments on the Security exceed its issue price. U.S. Holders may elect to include discount on such short-term Securities into income based on acquisition discount rather than original issue discount. Acquisition discount is the excess of a Security's stated redemption price at maturity over the U.S. Holder's basis in the Security.

     Gain recognized on the sale or exchange of a short-term Security by a U.S. Holder that has not accrued discount on the Security will be ordinary income to the extent attributable to accrued interest and original issue discount. Such a holder also must defer deductions for net interest expense on any borrowing attributable to the short-term Security to the extent that the expense does not exceed accrued but unrecognized interest and original issue discount (or acquisition discount) on the Security.

     ANTI-ABUSE RULE

     The Internal Revenue Service can apply or depart from the rules contained in the Final OID Regulations as necessary or appropriate to achieve a reasonable result where a principal purpose in structuring a Security or applying the otherwise applicable rules is to achieve a result that is unreasonable in light of the purposes of the applicable statutes (which generally are intended to achieve the clear reflection of income for both sellers and purchasers of the Securities).

     MARKET DISCOUNT

     A U.S. Holder that purchases a Security at a market discount generally will be required to treat payments other than qualified stated interest payments as ordinary income to the extent of the accrued market discount and to treat gain on the sale of the Security as ordinary income to the extent of the accrued market discount not previously included in income. See "Sale or Exchange of Securities" below. Market discount is the amount by which the stated redemption price at maturity (or, in the case of a Security with OID, the revised issue price) exceeds the purchaser's basis in the Security immediately after acquisition. A Security is not treated as purchased at a market discount, however, if the discount is less than 1/4 of 1 percent of the stated redemption price at maturity (or the revised issue price) multiplied by the number of complete years remaining to maturity ("de minimis market discount"). (The revised issue price of a Security is its initial issue price increased by the amount of OID includible in the gross income of previous holders.) Market discount on a Security will accrue, at the election of the holder, either ratably or at a constant yield to maturity. The U.S. Holder may elect to take market discount into income as it accrues. Such election applies to all debt instruments acquired in the tax year the election is made and thereafter, and may not be revoked without the consent of the Internal Revenue Service. Under certain circumstances, the U.S. Holder may be required to defer deductions for interest expense attributable to debt incurred or continued to purchase a Security with market discount.

     PREMIUM

     A U.S. Holder that purchases a Security for more than its stated redemption price at maturity may elect to amortize the bond premium. If a U.S. Holder makes such an election, the amount of interest on the Security otherwise to be included in the U.S. Holder's income will be reduced each year by the amount of amortizable bond premium allocable to such year on a constant yield to maturity basis (except to the extent regulations may provide otherwise). Amortized bond premium will reduce the U.S. Holder's basis in the Security. An election to amortize bond premium will apply to certain other debt instruments that the U.S. Holder acquired at a premium, and the election may have different tax consequences depending on when the debt instruments were issued or acquired. It also is not entirely clear how amortizable bond premium would be computed for obligations with contingent interest payments. A U.S. Holder should consult its tax adviser before making an election to amortize bond premium.

     INTEREST ELECTION

     A U.S. Holder may elect, in the taxable year in which the U.S. Holder acquires a Security, to treat all interest on any Security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. Holder makes this election for a Security with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing U.S. Holder will be required to amortize bond premium or include market discount in income currently for all of its other debt instruments with market discount or amortizable bond premium acquired during such tax year and in any subsequent tax year. The election, once made, may not be revoked without the consent of the Internal Revenue Service. U.S. Holders should consult with their own tax advisers before making this election.

     SALE OR EXCHANGE OF SECURITIES

     Except to the extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or complete retirement of a Security equal to the difference between the amount realized and the U.S. Holder's adjusted basis in the Security. The gain or loss will be long-term if the Security has been held for more than one year. The adjusted basis of a Security generally will equal its initial cost increased by any original issue discount, market discount or acquisition discount with respect to the Security previously included in the U.S. Holder's gross income and reduced by the payments previously received on the Security, other than payments of qualified stated interest, and by any amortized premium.

     The tax consequences of the partial redemption of a Security will depend upon the price at which the U.S. Holder purchased the Security. A U.S. Holder that purchased a Security at a de minimis market discount or purchased a Security for more than its revised issue price, but less than its principal amount, will recognize capital gain equal to the difference between the principal prepayment and the U.S. Holder's adjusted basis in the prepaid portion of the Security. If a U.S. Holder purchased a Security at a market discount, (i) the principal prepayment will be included in ordinary income to the extent of the accrued market discount (and it is possible that amounts allocable to unaccrued market discount will be recognized as capital gain) and (ii) any principal prepayment exceeding the revised issue price allocable to the prepaid portion of the Security will be capital gain. If a U.S. Holder purchased a Security for more than its stated principal amount and has not elected to amortize bond premium, the U.S. Holder will recognize a capital loss equal to any amount by which the U.S. Holder's adjusted basis in the prepaid portion of the Security exceeds the amount of the principal prepayment. If the U.S. Holder has elected to amortize bond premium, all or part of such excess might be deductible as amortizable bond premium rather than as capital loss. Any capital gain or loss will be long-term if the Security has been held for more than one year. It is possible that capital gain realized by holders of one or more classes of Securities could be considered gain realized upon the disposition of property that was part of a "conversion transaction." A "conversion transaction" is any transaction in which substantially all of the expected return is attributable to the time value of the U.S. Holder's net investment, if (i) the U.S. Holder entered the contract to sell the Security substantially contemporaneously with acquiring the Security,
(ii) the Security is part of a straddle, (iii) the Security is marketed or sold as producing capital gains, or (iv) the transaction is specified in Treasury regulations that have not yet been issued. If the sale or other disposition of the Security is part of a conversion transaction, all or any portion of the gain realized upon the sale or other disposition of the Securities would be treated as ordinary income instead of capital gain.

FOREIGN CURRENCY SECURITIES

     The tax treatment of Securities the interest or principal on which may be determined by reference to one or more foreign currencies will depend on the application of special rules to the particular terms of the Securities. The tax considerations relevant to such Securities will be described in an applicable Prospectus Supplement, and each prospective purchaser should consult its tax adviser about such matters.

CONTINGENT PAYMENT SECURITIES

     The Proposed OID Regulations contain special rules for determining the timing and amount of OID to be accrued in respect of Securities providing for one or more contingent payments ("Contingent Payment Securities"). For this purpose, a Security is not a Contingent Payment Security if it (i) is a Variable Rate Security, (ii) provides for alternate payment schedules upon the occurrence of contingencies or (iii) is a foreign currency debt instrument. Under the Proposed OID Regulations, U.S. Holders generally would be required to take contingent interest payments on Contingent Payment Securities into income on a yield to maturity basis in accordance with a schedule of projected payments provided by the Company to U.S. Holders and would make annual adjustments to income to account for the difference between actual payments received and projected payment amounts accrued. The Proposed OID Regulations have a prospective effective date and would not apply to a Security issued at any time prior to sixty days after the regulations are published in final form. Additional disclosure will be provided for in a Prospectus Supplement in connection with any offering of Contingent Payment Securities. Prospective purchasers should consult their own tax advisers regarding the Proposed OID Regulations in connection with ownership of a Security that provides for contingent payments.

NON-U.S. HOLDERS

     Interest received by a Non-U.S. Holder is exempt from U.S. federal income tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the Company's stock or the holder is for U.S. income tax purposes a controlled foreign corporation related to the Company through stock ownership. However, "contingent interest" paid to a Non-U.S. Holder will be subject to a 30% tax (unless an applicable tax treaty eliminates or reduces the rate of the tax and the Non-U.S. Holder complies with the requirements for obtaining that reduction or elimination of the tax). For this purpose, contingent interest is an amount of interest determined by reference to (i) receipts, sales, or other cash flows of the Company or a related person, (ii) income or profits of the Company or a related person, (iii) any change in the value of any property of the Company or a related person, or (iv) any dividend, partnership distribution, or similar payment made by the Company or a related person. To qualify for that exemption, a Non-U.S. Holder must provide a statement signed under penalties of perjury certifying that the holder is not a U.S. person for U.S. tax purposes and providing the holder's name and address. The Internal Revenue Service currently is considering modifications to the certification procedures required to qualify for the exemption. Gain from the sale or other disposition of a Security by a Non-U.S. Holder is not subject to U.S. federal income tax unless the Non-U.S. Holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

     Securities held by a Non-U.S. Holder will not be subject to the U.S. federal estate tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the Company's stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A 31% backup withholding of federal income tax and certain information reporting requirements may apply to certain payments made on the Securities and to the proceeds from the disposition of a Security if the holder is not a corporation, a financial institution or otherwise entitled to an exemption. U.S. Holders that provide a correct taxpayer identification number and Non-U.S. Holders that provide the statement described above to establish an exemption from withholding tax generally are exempt from backup withholding. Amounts withheld under the backup withholding rules can be claimed as a refund or taken as a credit against the holder's U.S. federal income tax liability on a properly filed annual income tax return.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities and/or Warrants being offered hereby
(i) directly to purchasers, (ii) through agents or (iii) through underwriters or a group of underwriters which may include Lehman Brothers Inc. and/or Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     Offers to purchase Offered Securities and/or Warrants may be solicited directly by the Company or by agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act").

     If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Supplement, which will be used by the underwriters to make resales of the Offered Securities and/or Warrants in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Act.

     The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from the Company or any profit on the resale of Offered Securities and/or Warrants by them may be deemed to be underwriting discounts and commissions under the Act. Any such person who may be deemed to be an underwriter and any such compensation received from the Company will be described in the Prospectus Supplement.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Offered Securities and/or Warrants from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Offered Securities and/or Warrants sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Offered Securities and/or Warrants covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be granted to agents and underwriters soliciting purchases of Offered Securities pursuant to Contract accepted by the Company. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     The place and time of delivery for the Offered Securities and Warrants in respect of which this Prospectus is delivered are set forth in the Supplement.

     Each underwriter, dealer and agent participating in the distribution of any Offered Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Offered Securities in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the Offered Securities. See "Limitations on Issuance of Bearer Securities".

     The Offered Securities may not be offered or sold directly or indirectly in Great Britain other than to persons whose ordinary business it is to buy or sell shares or debentures (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), and this Prospectus and any Prospectus Supplement or any other offering material relating to the Offered Securities may not be distributed in or from Great Britain other than to persons whose business involves the acquisition and disposal, or the holding, of securities whether as principal or as agent.

     All Offered Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Securities offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York, and for the agents or underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

                                    EXPERTS

     The audited financial statements included in the Company's Annual Report on Form 10-K for the year ended May 31, 1995 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting commissions, are, subject to further contingencies, estimated to be as follows:

        Registration Statement Filing Fee.................................   $172,414
        Printing..........................................................    100,000
        Legal Fees and Expenses...........................................    100,000
        Blue Sky Fees and Expenses........................................     15,000
        Accounting Fees...................................................     15,000
        Fees of Trustee...................................................     15,000
        Fees of Rating Agencies...........................................    100,000
        Miscellaneous.....................................................     10,000
                                                                             --------
                  Total...................................................   $527,414
                                                                             ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity "to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter." Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

          "To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise."

     The Board of Directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of the above Section. The Bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.

ITEM 16. LIST OF EXHIBITS

        1.1    -- Debt Securities and/or Warrants to Purchase Debt Securities Underwriting
                  Agreement Basic Provisions has been filed as exhibit 1.1 to Post-Effective
                  Amendment No. 1 to Registration No. 33-2194 filed December 18, 1987 and is incorporated herein by reference. An Underwriting Agreement with respect to each particular offering of Securities registered hereunder will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference.
        1.2    -- Agency Agreement dated April 13, 1995 between the Company and the agents named therein, relating to distribution of the Company's Medium-Term Notes, Series C, within the United States. Incorporated by reference to Exhibit 1.1 to the current report on Form 8-K filed by the Company on April 13, 1995.
        1.3    -- A form of Placement Agency Agreement between the Company and the agents named therein relating to the distribution, if any, of the Company's Medium-Term Notes outside the United States will be filed as an exhibit to a current report on Form
                  8-K and incorporated herein by reference prior to the use of such agreement.
        4.1    -- Indenture between the Company and Chemical Bank, as Trustee. Incorporated by
                  reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-3
                  filed on October 12, 1990 (Registration No. 33-34927).
        4.2    -- First Supplemental Indenture between the Company and Chemical Bank, as Trustee.
                  Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-3
                  filed on April 5, 1995 (Registration No. 33-58445).
        4.3    -- Instrument of Resignation, Appointment and Acceptance among the Company, Chemical
                  Bank, Harris Trust and Savings Bank and Harris Trust Company of New York dated as of October 1, 1993. Incorporated by reference to Exhibit 4.3 to Registration
                  Statement on Form S-3 filed on October 1, 1993 (Registration No. 33-50463).
        4.4    -- A form of Fixed Rate Medium-Term Note (for offerings within the United States)
                  has been filed as Exhibit 4.4 to Registration Statement No. 33-58445 filed on
                  April 5, 1995 and is incorporated herein by reference.
        4.5    -- A form of Floating Rate Medium-Term Note (for offerings within the United States)
                  has been filed as Exhibit 4.5 to Registration Statement No. 33-58445 filed on
                  April 5, 1995 and is incorporated herein by reference.
        4.6    -- A form of Fixed or Floating Rate Registered Medium-Term Note (for offerings outside the United States) will be filed as an exhibit to a current report on
                  Form 8-K and incorporated herein by reference prior to the issuance of any such
                  Note.
        4.7    -- A form of Fixed or Floating Rate Bearer Medium-Term Note (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.8    -- A form of Temporary Global Bearer Fixed or Floating Rate Medium-Term Note (for
                  offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.9    -- A form of Definitive Global Bearer Fixed or Floating Rate Medium-Term Note (for
                  offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.10   -- A form of Warrant Agreement between the Company and one or more banking institutions or trust companies as Warrant Agents will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any Warrants.
        5      -- Opinion and consent of Milbank, Tweed, Hadley & McCloy. An opinion and consent of
                  Milbank, Tweed, Hadley & McCloy respecting Warrants will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any Warrants.
        8      -- Opinion of Milbank, Tweed, Hadley & McCloy. Included as part of Exhibit 5.
       12      -- Schedule of computation of ratio of margins to fixed charges.
       23.1    -- Consent of Arthur Andersen LLP.
       23.2    -- Consent of Milbank, Tweed, Hadley & McCloy. Included as part of Exhibit 5.
       24      -- Power of Attorney (included on signature pages).
       25      -- Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Harris
                  Trust and Savings Bank, as Trustee has been filed as Exhibit 25 to Registration
                  Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     THE REGISTRANT AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES EACH OF SHELDON C. PETERSEN, STEVEN L. LILLY AND JOHN JAY LIST (THE "AGENTS") TO FILE ONE OR MORE AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT WHICH AMENDMENTS MAY MAKE SUCH CHANGES IN THE REGISTRATION STATEMENT AS SUCH AGENT DEEMS APPROPRIATE AND THE REGISTRANT AND EACH SUCH PERSON HEREBY APPOINTS EACH SUCH AGENT AS ATTORNEY-IN-FACT TO EXECUTE IN THE NAME AND ON BEHALF OF THE REGISTRANT AND EACH SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, ANY SUCH AMENDMENTS TO THE REGISTRATION STATEMENT.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH OF VIRGINIA, ON THE 11TH DAY OF JUNE, 1996.

                                          NATIONAL RURAL UTILITIES
                                            COOPERATIVE FINANCE CORPORATION

                                          By:    /s/  SHELDON C. PETERSEN
                                          --------------------------------------
                                                   SHELDON C. PETERSEN
                                           Governor and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                              TITLE                        DATE
- ----------------------------------------   ----------------------------   ----------------------
        /s/  SHELDON C. PETERSEN                Governor and Chief
- ----------------------------------------        Executive Officer
          SHELDON C. PETERSEN

          /s/  STEVEN L. LILLY              Senior Vice President and
- ----------------------------------------     Chief Financial Officer
            STEVEN L. LILLY

         /s/  ANGELO M. SALERA                Controller (Principal
- ----------------------------------------       Accounting Officer)
            ANGELO M. SALERA
                                                                              June 11, 1996
         /s/  J. CHRIS CARIKER                President and Director
- ----------------------------------------
            J. CHRIS CARIKER

          /s/  HAROLD I. DYCUS                  Vice President and
- ----------------------------------------             Director
            HAROLD I. DYCUS

          /s/  TERRY PITCHFORD               Secretary-Treasurer and
- ----------------------------------------             Director
            TERRY PITCHFORD

               SIGNATURE                              TITLE                        DATE
- ----------------------------------------   ----------------------------   ----------------------
         /s/  ROBERT J. BAUMAN                       Director
- ----------------------------------------
            ROBERT J. BAUMAN

             /s/  Garry Bye                          Director
- ----------------------------------------
               GARRY BYE

           /s/  GLENN ENGLISH                        Director
- ----------------------------------------
             GLENN ENGLISH

         /s/  ALDEN J. FLAKOLL                       Director
- ----------------------------------------
            ALDEN J. FLAKOLL

          /s/  NADINE GRIFFIN                        Director
- ----------------------------------------
             NADINE GRIFFIN

            /s/  BENSON HAM                          Director
- ----------------------------------------
               BENSON HAM

         /s/  GORDON J. HUDSON                       Director
- ----------------------------------------
            GORDON J. HUDSON

          /s/  DAVID HUTCHENS                        Director
- ----------------------------------------
             DAVID HUTCHENS

          /s/  GEORGE W. KLINE                       Director
- ----------------------------------------
            GEORGE W. KLINE                                                  June 11, 1996

           /s/  PAUL J. LIESS                        Director
- ----------------------------------------
             PAUL J. LIESS

         /s/  ROBERT H. MCCLURG                      Director
- ----------------------------------------
           ROBERT H. MCCLURG

         /s/  R. LAYNE MORRILL                       Director
- ----------------------------------------
            R. LAYNE MORRILL

          /s/  ROBERT J. OCCHI                       Director
- ----------------------------------------
            ROBERT J. OCCHI

        /s/  GERARD P. PAOLUCCI                      Director
- ----------------------------------------
           GERARD P. PAOLUCCI

            /s/  R.B. SLOAN                          Director
- ----------------------------------------
               R.B. SLOAN

           /s/  ROBERT STROUP                        Director
- ----------------------------------------
             ROBERT STROUP

          /s/  HENRY UMSCHEID                        Director
- ----------------------------------------
             HENRY UMSCHEID

        /s/  ROBERT O. WILLIAMS                      Director
- ----------------------------------------
           ROBERT O. WILLIAMS

           /s/  ELDWIN WIXSON                        Director
- ----------------------------------------
             ELDWIN WIXSON

                               INDEX TO EXHIBITS

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                       EXHIBITS                                       PAGE
- ------       ------------------------------------------------------------------------   ------------
  1.1   --   Debt Securities and/or Warrants to Purchase Debt Securities Underwriting
             Agreement Basic Provisions has been filed as exhibit 1.1 to
             Post-Effective Amendment No. 1 to Registration No. 33-2194 filed
             December 18, 1987 and is incorporated herein by reference. An
             Underwriting Agreement with respect to each particular offering of
             Securities registered hereunder will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference. ...............
  1.2   --   Agency Agreement dated April 13, 1995 between the Company and the agents named therein, relating to distribution of the Company's Medium-Term
             Notes, Series C, within the United States. Incorporated by reference to
             Exhibit 1.1 to the current report on Form 8-K filed by the Company on
             April 13, 1995. ........................................................
  1.3   --   A form of Placement Agency Agreement between the Company and the agents named therein relating to the distribution, if any, of the Company's
             Medium-Term Notes outside the United States will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the use of such agreement. ....................................
  4.1   --   Indenture between the Company and Chemical Bank, as Trustee.
             Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to
             Registration Statement on Form S-3 filed on October 12, 1990
             (Registration No. 33-34927). ...........................................
  4.2   --   First Supplemental Indenture between the Company and Chemical Bank, as
             Trustee. Incorporated by reference to Exhibit 4.2 to Registration
             Statement on Form S-3 filed on April 5, 1995 (Registration No.
             33-58445). .............................................................
  4.3   --   Instrument of Resignation, Appointment and Acceptance among the Company,
             Chemical Bank, Harris Trust and Savings Bank and Harris Trust Company of
             New York dated as of October 1, 1993. Incorporated by reference to
             Exhibit 4.3 to Registration Statement on Form S-3 filed on October 1,
             1993 (Registration No. 33-50463). ......................................
  4.4   --   A form of Fixed Rate Medium-Term Note (for offerings within the United
             States) has been filed as Exhibit 4.4 to Registration Statement No.
             33-58445 filed on April 5, 1995 and is incorporated herein by reference. .............................................................
  4.5   --   A form of Floating Rate Medium-Term Note (for offerings within the
             United States) has been filed as Exhibit 4.5 to Registration Statement
             No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference. .............................................................
  4.6   --   A form of Fixed or Floating Rate Registered Medium-Term Note (for
             offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. .........................................
  4.7   --   A form of Fixed or Floating Rate Bearer Medium-Term Note (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. .............................................
  4.8   --   A form of Temporary Global Bearer Fixed or Floating Rate Medium-Term
             Note (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. ......................
  4.9   --   A form of Definitive Global Bearer Fixed or Floating Rate Medium-Term
             Note (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. ......................
  4.10  --   A form of Warrant Agreement between the Company and one or more banking institutions or trust companies as Warrant Agents will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any Warrants. .......................
  5     --   Opinion and consent of Milbank, Tweed, Hadley & McCloy. An opinion and consent of Milbank, Tweed, Hadley & McCloy respecting Warrants will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any Warrants. .............
  8     --   Opinion of Milbank, Tweed, Hadley & McCloy. Included as part of Exhibit
             5. .....................................................................

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                       EXHIBITS                                       PAGE
- ------       ------------------------------------------------------------------------   ------------
 12     --   Schedule of computation of ratio of margins to fixed charges. ..........
 23.1   --   Consent of Arthur Andersen LLP. ........................................
 23.2   --   Consent of Milbank, Tweed, Hadley & McCloy. Included as part of Exhibit
             5. .....................................................................
 24     --   Power of Attorney (included on signature pages). .......................
 25     --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Harris Trust and Savings Bank, as Trustee has been filed as Exhibit
             25 to Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference. ......................................